     As filed with the Securities and Exchange Commission on June 20, 2002
                                REGISTRATION NO.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ITS NETWORKS INC.
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            (Exact name of Registrant as specified in its charter)

               FLORIDA                                    52-2137517
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   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

                 C/ Villanueva 16, 5th Floor, Madrid 28001, Spain
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                     (Address of principal executive offices)

              2000 EMPLOYEE STOCK OPTION, SAR AND STOCK BONUS PLAN
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                              (Full title of Plan)

                         STEPHEN A. ZRENDA, JR., ESQ.
                         STEPHEN A. ZRENDA, JR., P.C.
                             100 NORTH BROADWAY
                                 SUITE 2100
                     OKLAHOMA CITY, OKLAHOMA 73102-8601
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                  (Name and address of agent for service)

                              (405) 235-2111
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         (Telephone number, including area code, of agent for service)

                                   Copies to:
                            GUSTAVO GOMEZ, PRESIDENT
                                ITS NETORKS INC.
                          C/ VILLANUEVA 16, 5th FLOOR
                             MADRID 28001, SPAIN
                         Telephone: 011-34-91-431-3341
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                        CALCULATION OF REGISTRATION FEE

Title of Securities   Amount to be     Proposed Maximum              Proposed Maximum            Amount of
to be registered      Registered(1)    Offering Price per Share(2)   Aggregate Offering Price    Registration Fee
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Common Stock,
$.001 par value       2,500,000 shares        $.50                         $1,250,000                 $115.00
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(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issued in connection with share splits, share dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company's common stock as reported within five business days prior to the date of this filing.

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

    GENERAL. The Internal Revenue Code of 1986, as amended (the "Code"), among other things, provides certain tax advantages to persons granted stock options under a qualifying "incentive stock option plan." In order to take advantage of the favorable tax attributes associated with such options, the Company adopted the 2002 Employee Stock Option, SAR and Stock Bonus Plan (the
"Plan").   The Board of Directors adopted the Plan, with shareholder
approval, which authorized the Company through the Committee that administers the Plan (the "Committee") to also grant non-qualified stock options, incentive stock options (the "Options"), both with and without appreciation rights, SAR's and stock bonuses to directors, officers, employees and consultants of the Company. There are 2,500,000 shares of Common Stock of the Company available for grant to participants designated by the Committee under the Plan. A description of the Plan appears below.

    DESCRIPTION OF THE PLAN. The Board of Directors has determined that in order to attract and retain employees and consultants and to provide additional incentive for directors, officers, employees and consultants, upon whose efforts and judgment the success of the Company is largely dependent, the Plan should be adopted to permit the Committee the right to grant either non-qualified stock options ("Stock Options") with or without stock appreciation rights ("SARs") or incentive stock options ("ISO Options") with or without SARs under the features provided for by the Code, and stock bonuses. The Board believes that the best interest of the Company will be served by the availability of both Stock Option and ISO Options (both with or without SARs).

    THE COMMITTEE. The Plan provides for the granting by the Committee of Options (with or without SARs) and stock bonuses to directors, officers, employees and consultants of the Company. The shares subject to the Plan will be registered at the Company's expense pursuant to the Securities Act of 1933, as amended (the "Act"), and applicable state securities acts, or will be issued by the Company pursuant to exemptions from the registration requirements of the Act and applicable state securities acts. The Plan is administered by the Committee composed of three members of the Board of Directors. The Committee administers and interprets the Plan and has authority to grant Options and stock bonuses to all eligible persons and determines at the time the Option is granted the number of shares granted under and the type of each Option or bonus, the purchase price, the option period and whether SARs granted thereunder or at the time of exercise of the Option. Mr. Gustavo Gomez has been appointed as the initial member of the Committee.

    STOCK OPTIONS AND ISO OPTIONS. The Plan provides for the issuance of either Stock Options or ISO Options, both of which may be with or without SARs, to employees and consultants of the Company, including employees who also serve as officers or directors of the Company, at any time prior to midnight June 5, 2007, for the purchase of shares of the Company's Common Stock from the 2,500,000 shares which have been set aside for such purpose. Under the provisions of the Plan, it is intended that the ISO Options granted thereunder will qualify as options granted pursuant to Section 422 of the Code, which will provide certain favorable tax consequences to participants who are granted and elect to exercise such Options. The Committee may grant either Stock Options or ISO Options (both with or without SARs) for such number of shares to eligible participants as the Committee from time to time shall determine and designate. Shares involved in the unexercised portion of any terminated or expired Option may again be subjected to Options, provided that to the extent any Option in whole or in part is surrendered as the result of the exercise of a SAR, the shares subject to the surrendered portion of the Option will no longer be available for use under the Plan.

    The Committee is vested with discretion in determining the terms, restrictions and conditions of each Option. The option price of the Common Stock to be issued under the Plan will be determined by the Committee, provided such price may not be less than the fair market value of the shares on the date of grant, unless the participant owns greater than 10% of the total combined voting power of all classes of capital stock of the Company, in which case the exercise price of ISO Options may not be less than 110% of the fair market value of the Common Stock on the date of the grant and the ISO Options cannot be exercised five years after the grant. The fair market value of a share of the Company's Common Stock will initially be determined by averaging the closing high bid and low asked quotations for such share on the date of grant in the over-the-counter market (NASD Electronic Bulletin Board).

    Options granted under the Plan are exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option; provided, however, that where Options are granted to employee Directors, until such time the Committee is comprised solely of Directors who are not eligible (and within one year prior to the date of reference has not been eligible) to participate in the Plan, the maximum number of shares of Common Stock for which Directors may be granted an Option in any calendar year may not exceed 10% of the aggregate number of shares with respect to which Options may be granted under the Plan. With respect to ISO Options, the aggregate fair market value (determined as of the date the ISO

Option is granted) of the stock with respect to which any ISO Option is exercisable for the first time by a participant during any calendar year under the Plan (and under all incentive stock option plans of the Company and its subsidiaries qualified under the Code) shall not exceed $100,000. Upon the exercise of a Stock Option or an ISO Option, the option price must be paid in full, in cash or in Common Stock of the Company or a combination of cash and Common Stock of the Company.

    Stock Options and ISO Options granted under the Plan may not be exercised until six months after the date of the grant and rights under an SAR may not be exercised until six months after SARs are attached to an Option if not attached at the time of the grant, except in the event of death or disability of the participant. Options are exercisable only by participants while actively employed as a director, officer, employee or a consultant by the Company or a subsidiary except in the case of death, retirement or disability. In the case of retirement or disability and to the extent otherwise exercisable, Options may be exercised at any time within three months after the occurrence of retirement or within one year after the occurrence of disability. The personal representative of a deceased participant shall have one year from the date of death (but not beyond the expiration date of the Option) to exercise the exercisable portion of such Option to the extent that it has accrued on the date of death. If a Participant's employment as an employee or a consultant by the Company or its subsidiary terminates for any reason other than death, disability or retirement, any Option granted to such participant shall immediately terminate. However, a disabled or retired participant or any other participant upon the occurrence of other special circumstances may, with the consent of the Committee, exercise an Option if the disability, retirement or other event causing termination of employment as an employee or a consultant occurred on or after the six-month period following the date of grant, notwithstanding the fact that all installments with respect to such Option had not accrued at such date. If a participant dies or terminates employment as an employee or a consultant with the Company or its subsidiary by disability within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant or the disabled participant to exercise any portion of an Option previously granted to such deceased or disabled participant. No Option may be exercisable after June 4, 2007. Subject to such conditions, Options will become exercisable by the participants in such amounts and at such times as shall be determined by the Committee in each individual grant. Options are not transferable except by will or by the laws of descent and distribution.

    STOCK APPRECIATION RIGHTS. Stock appreciation rights ("SARs") in connection with either the grant of Stock Options or ISO Options under the Plan may be granted by the Committee and exercised by a participant only at such times that the Committee is comprised of not less than three that are not employees of the Company and have not been participants in any stock benefit plans during the preceding one year. Except in the case of death or disability, a SAR may not be exercised until six months after the date of grant but thereafter may be exercised and will terminate at such time as the Committee determines. SARs are exercisable only upon surrender of part or all of the related Option to which they are attached. SARs also terminate upon termination of the related Option. They may be exercised only by participants while employed as an employee or a consultant by the Company or its subsidiary, under the same terms and conditions as the Stock Options and ISO Options, and like such Options, death, disability or retirement will provide exceptions. See "Stock Options and ISO Options," above. A participant who terminates employment as an employee or a consultant by reason of disability, retirement or death within the six-month period following the date of grant of a SAR will automatically lose the SAR as well as the related Stock Option or ISO Option. However, a disabled or retired participant, or any other participant upon the occurrence of other special circumstances, may, with the consent of the Committee, exercise a SAR if the disability, retirement or other event causing termination of employment as an employee or a consultant occurred on or after the six-month period following the date of grant notwithstanding the fact that all installments with respect to such SAR had not accrued as of such date. If a participant dies or becomes disabled which causes termination of employment as an employee or a consultant within the aforesaid six-month waiting period, the Committee may permit the personal representative of such deceased participant of the disabled participant to exercise any portion of a SAR previously granted to such deceased or disabled participant. Upon the exercise of a SAR, the holder is entitled (subject to the Committee's approval) to receive the excess of the fair market value of the shares for which the right is exercised over the option price under the related Option.

    The Committee has the authority to determine whether the value of the SAR is paid in cash or shares of Common Stock or both and whether or not the SAR may be exercised by the participant. The Committee may deny the exercise of the SAR, if in the Committee's opinion, the performance by the participant is unsatisfactory or the conduct of the participant has been detrimental to the Company or one of its subsidiaries. The Committee has no authority to deny the exercise of the underlying Stock Option or ISO Option pursuant to the terms of the grant.

    The utilization of SARs will require a charge to the Company's operations for each year for the appreciation of the rights which are anticipated will be exercised. The amount of a charge is dependent upon whether and the extent to which such rights are granted, and the amount, if any, by which the fair market value of the Company's Common Stock exceeds the option price provided for in the related Stock Option or ISO Option. A similar charge will be made for Stock Options without SARs.

    ADJUSTMENTS. The total number of shares of the Company's Common Stock which may be purchased through all classes of Options under the Plan and the number of shares subject to outstanding Options and the related option prices will be adjusted in the cases of changes in capital structure resulting from a stock dividend, recapitalization, stock split, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction, except a dissolution or liquidation of the

Company or a merger or consolidation in which the Company is not the surviving or the resulting corporation (except a reorganization which has the effect of changing the Company's place of organization) will cause the Plan and any Option or SAR granted thereunder to terminate upon the effective date of such dissolution, liquidation, merger or consolidation.

    TERMINATION AND AMENDMENT. The Plan terminates as of midnight on June 4, 2007, but prior thereto may be altered, changed, modified, amended or terminated by written amendment approved by the Board of Directors.
Provided, that no action of the Board of Directors may, without the approval of shareholders, increase the total amount of Common Stock which may be purchased under Options granted under the Plan; withdraw the administration of the Plan from the Committee; amend or alter the option price of Common Stock under the Plan; change the manner of computing the spread payable by the Company to a participant upon the exercise of a SAR; or amend the Plan in any other manner which would impair the applicability of the exemption afforded by Securities Exchange Act Rule 16b-3 to the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan without the consent of the optionee except as described under "Adjustments" above.

    FEDERAL INCOME TAX CONSEQUENCES. A participant receiving a Stock Option under the Plan will not be in receipt of income under the Code and the applicable Treasury Regulations thereunder, upon the grant of the Option. However, he will realize income at the time the Option is exercised in an amount equal to the excess of the fair market value of the Common Stock acquired on the date of exercise or six months thereafter with respect to a participant subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, unless such participant elects to include such excess in income on the exercise date under Section 83 of the Code, over the purchase price. The amount of income realized by a participant will be treated as ordinary income, and the Company will be entitled to deduct that same amount. The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

    The granting of Stock Options with SARs or ISO Options with SARs will not produce income under the Code and the applicable Treasury Regulations to the
participant or and will not result in a tax deduction to the Company.   Upon
exercise of such rights, any cash a participant receives and the fair market value on the exercise date of any Common Stock received will be taxable to the participant as ordinary income. The amount of income recognized by a participant will be deductible by the Company. The tax basis of any Common Stock received by a participant will be its fair market value on the exercise date.

    Upon the granting of ISO Options, no taxable event will occur to a participant upon such grant or upon the exercise of ISO Options and that the Company will not be entitled to federal income tax deductions as the result. When a participant disposes of the shares acquired under an ISO Option, the difference between the option price and the selling price will be treated as long-term capital gain (or loss) if the shares are held for the requisite period of time. Under these constraints, shares may not be disposed of within two years from the date of the grant, or within one year after the shares are received in exercise of the Option. The holding periods are not applicable in the event of death of the shareholder. If shares acquired pursuant to an ISO Option under the Plan are disposed of prior to the end of these periods, generally the amount received which exceeds the price paid for the stock will be ordinary income to the optionee, and there will be a corresponding deduction to the Company for federal income tax purposes.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

    The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

    (a) The Company's Form SB-2 Registration Statement filed by the Company (SEC File No. 333-93583) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on September 1, 1998; and

    (b) The Form 10-KSB annual report of the Company for its fiscal year ended September 30, 2001, and the Form 10-QSB quarterly reports of the Company filed during fiscal 2002, and all reports to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act thereafter.

    All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Form S-8 Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Form S-8 Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or
supersedes such statement.   Any such statement so modified or superseded
shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8 Registration Statement and the Prospectus.

    All documents incorporated by reference herein will be made available to
all participants without charge, upon written or oral request.   Other
documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

                                       GUSTAVO GOMEZ, PRESIDENT
                                           ITS NETORKS INC.
                                     C/ VILLANUEVA 16, 5th FLOOR
                                         MADRID 28001, SPAIN
                                    Telephone: 011-34-91-431-3341

ITEM 4.  DESCRIPTION OF SECURITIES

    Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Florida corporation. Section 607.0850 of the Florida Business Corporation Act ("FBCA") provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

    Article X of the Company's Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the fullest extent allowed by the FBCA.

    At the present time, the Company does not have any officer-director liability insurance although permitted by Section 78.752 of the FBCA, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not Applicable.

ITEM 8.  EXHIBITS

    See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

    (a)  The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration

              Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be selected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and
              (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and
              (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (1) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madrid, Spain, on June 19, 2002.

                                       ITS NETWORKS INC.


                                       By:    /s/ Gustavo Gomez, President
                                            ------------------------------
                                                  Gustavo Gomez, President

                               ITS NETWORKS INC.

                                EXHIBIT INDEX
                                      TO
                        FORM S-8 REGISTRATION STATEMENT

EXHIBIT NO.       DESCRIPTION
-----------       -----------
5.1               Opinion of Stephen A. Zrenda, Jr., P.C.

10.               2002 Employee Stock Option, SAR and Stock Bonus Plan

23.1              Consent of Stephen A. Zrenda, Jr., P.C.

23.2              Consent of Moore Stephens